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                                                                   EXHIBIT 10.48


STRICTLY PRIVATE & CONFIDENTIAL


A Michels Esq
Catalina
Abbottswood Drive
St Georges Hill
Weybridge
Surrey  KT13 LLT



Dear Alan

I am writing further to our recent meeting in order to set out the Telewest Communications Group Limited ("The Company") proposals on the termination of your employment. These are as follows:

     (a) You have resigned from your position as a director of Telewest Communications plc, and from your employment and the secondment by and through US West Overseas Operations Inc and any entity affiliated with it ("US West") and any entity affiliated with any of them.

     (b) It is agreed that your employment by Telewest Communications Group Limited and within the Telewest Group accordingly terminated on 31 July 1996 simultaneous with the termination of your employment by and secondment through US West. You will be paid your salary through the usual channels to that day, and you will be paid in lieu of your pro rata entitlement to accrued untaken holiday (if any). You will not have any entitlement to salary or any other benefits arising after 31 July 1996. Payments made in accordance with this paragraph will be subject to such deductions as the Company is required to make by law.

     (c) You should submit any expenses claim against any company in the Telewest Group to me by no later than 30 September 1996. The Company will reimburse you expenses incurred by you in the performance of your duties in the usual way.

     (d) (i) US West will, under the terms of the Secondment Agreement between the Company and US West arrange for you and your family to be repatriated to the destination of your choice in the United States. You will be reimbursed for your reasonable removal and travel costs incurred in connection with you and your family's relocation to the United States.

          (ii) You will continue to participate in the U S WEST benefits plans in accordance with their terms and as specifically defined in attachment A to this Agreement and nothing in this Agreement shall affect your entitlement to a pension as set out in attachment A.

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     (e)  With effect from 31 July 1996 you and your family will no longer enjoy membership of the Company's BUPA medical expenses insurance scheme and you should make your own arrangements from that date.

     (f)  The Company will permit you to exercise any options held by you under
          (i) the TeleWest 1995 (No. 1) Executive Share Option Scheme ("the No. 1 Scheme") and (ii) the Telewest 1995 (No. 2) Executive Share Option Scheme ("the No. 2 Scheme") at any time between 1 August 1996 and 5 September 1999 for options granted under the No 1 Scheme and at any time between 1 August 1996 and 9 May 1999 for options granted on 9 November 1996 under the No. 2 Scheme and at any time between 1 August 1996 and 5 September 1999 for options granted on 6 March 1996 under the No. 2 Scheme subject always to the Rules of those Schemes.

     (g) The Company will pay to you (pound)457,000, in compensation for the early termination of your employment. This sum will be paid within fourteen days of the date of this Agreement or by, if later, 7 days after the expiry of the right referred to in paragraph (p) ("the alternative date").

     (h) The Company will pay to you by way of further compensation for the termination of your employment any further benefit you would have received if, when your US tax returns for 1996 and UK tax returns for 1996/7 are settled with the relevant taxing authorities, the US West tax equalisation policy would have resulted in your receiving a benefit in excess of (pound)98,646, in which event the Company will pay the excess over (pound)98,646.

     (i) The Company and you believe that of the payments to be made under paragraph (g) and (h) (if any) above the first(pound)30,000 should be free of income tax and that only 28% of the balance should be subject to income tax in the United Kingdom. However, the Company will withhold 24% of the sums payable under paragraph (g) and (h) above pending the determination of your liability to account for UK Income Tax, and will pay to you any part of that sum for which the Company is not required to account to the Inland Revenue. In the meantime, the Company will not pay any of the monies withheld to the Inland Revenue until requested to do so by yourself or the Inland Revenue.

     (j) The Company will pay you the sum of (pound)73,353 in consideration of the covenants contained in Clause 13 of the Service Agreement between the Company and you dated 21 November 1994 remaining in full force and effect for a period of 12 months from 31 July 1996. This payment will be subject to deductions for income tax and social security contributions before payment to you. This sum will be paid within fourteen days of the date of this Agreement or by the alternative date if later.

     (k) You agree to return all books, documents, papers (including copies), material, credit cards, keys or other property of or relating to the business of the Company or any other Company within the Telewest Group of Companies, the US West Group of Companies, and any entity affiliated with any of them (including your company car, keys and related documentation) and any of its or their customers, clients or suppliers to the Company's premises as Genesis Park, Woking, Surrey on or before 31 October 1996.
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     (l)  You agree that you will not at any time in the future disclose or communicate to any person or use for your own benefit or the benefit of any other person any confidential information belonging to the Company or any other company in the Telewest Group, US West and any entity affiliated with any of the said corporations which may have come to your knowledge in the course of your employment by the Company provided that this restriction shall cease to apply to any confidential information which enters the public domain other than through your own default.

     (m) You agree that you will keep confidential the terms of this Agreement and the reason for your departure from the Company, save for such disclosures as have been made or may need to be made to your professional advisers, tax authorities, or members of your immediately family and that you will not at any time in the future say or do anything which might bring the Company into disrepute or damage its reputation, and for its part the Company agrees that it will not do or say anything which might bring you into disrepute or damage your reputation.

     (n) You agree that you will not, without the prior written consent of the Company (which shall not be unreasonably withheld), sell or otherwise dispose of the shares in the Company which will be transferred to you under the terms of the Company's Restricted Share Scheme at any time before 1 February 1997.

     (o) These terms are proposed as being in full and final settlement of all and any claims you may have against the Company or any other company within the Telewest Group of Companies, US West or Tele-Communications Inc., and any holding or subsidiary company or affiliated entity of any of them and any of their officers, directors or employees and whether arising in the United Kingdom, the United States of America or in any other jurisdiction relating to your employment by Telewest Communications Group Limited or the holding of any office within the Telewest Group, your employment or secondment by or the holding of any office within US West or any entity affiliated with any of them the termination of your employment or loss of any office or any other matter, including, without limiting the generality of the foregoing, any obligation, demand, cause of action, judgment, controversy or claim of any kind or nature, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including but not limited to claims under the US WEST Management Separation Plan, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, 42 U.S.C. 1981, 1981a, 1983, 1985, or 1988, The Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act of 1938, as amended, and the Employee's Retirement Income Security Act of 1974, as amended; or any other applicable federal state or local employment related statute or ordinance arising under the laws of the United States or for unfair dismissal under the Employment Protection (Consolidation) Act 1978 or the Race Relations Act 1976.

     (p) By signing this Agreement, you acknowledge that you have been advised to consult an attorney or lawyer before signing, that you have been provided with a period of at least 21 days in which to consider the terms of this Agreement, that you have been informed you have the right to revoke this Agreement at any time


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          within  7  days  after   signing  it  by  providing  us  with  written
          notification, that your signature of this letter has not been procured by any promises or representations from any person or entity other than those expressly stated herein and that you sign this Agreement of your own free will without coercion.

     (q) The Company will arrange for Arthur Anderson to assist you with the preparation of tax returns relating to the US tax year ending 31 December 1996 and UK tax year ending 5 April 1997.

     (r) The Company hereby waives and releases you from all and any claims it may have against you relating to your employment, or the performance of your duties for the Company and any company in the TeleWest Group whether as officer or employee of which it has knowledge at the date of this Agreement.

     (s) (i) Any claim, controversy or dispute between you and US West, to which neither the Company nor any company in the Telewest Group is a party, as defined in paragraph (q) above whenever brought is to be resolved by arbitration in Denver, Colorado. The only legal claims between you and US West that are not included for arbitration within this Agreement are claims for workers' compensation or unemployment compensation benefits. By signing this Agreement, you voluntarily, knowingly and intelligently waive any right you may otherwise have to seek remedies in court or other forums, including the right to a jury trial. The Federal Arbitration Act, 9 USC Sections 1-16 ("FAA") shall govern the arbitrability of all claims, provided that they are enforceable under the FAA, as it may be amended from time to time. In the event the FAA does not govern, the Colorado Uniform Arbitration Act shall apply. This Agreement for arbitration supersedes any other arbitration agreement between you and US West to the extent that they are inconsistent.

          (ii) A single arbitrator engaged in the practice of law shall conduct any arbitration under clause (s)(i) above under the applicable rules and procedures of the American Arbitration Association ("AAA"). The parties shall select a mutually satisfactory arbitrator. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law. All arbitration proceedings, including without limitation, settlements and awards, under this Agreement will be confidential. The parties shall share equally the fees and expenses of the arbitrator. The prevailing party in any arbitration may be entitled to receive reasonable attorney's fees. The arbitrator's decision and award shall be final and binding, as to all claims that were, or would have been, raised in the arbitration, and judgement upon the award rendered by the arbitrator may be entered to any court having jurisdiction thereof. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filling said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorney's fees.
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          (iii) Any dispute, difference or question arising out of the terms of this Agreement to which you, US West and TeleWest are a party shall be referred to a single arbitrator for resolution, to be a barrister or solicitor of at least 10 years standing, to be appointed by agreement between the parties or in default of agreement by the President for the time being of the Law Society the arbitrator's decision to be final and binding upon the parties in the absence of manifest error or error of law, subject to the provisions of the Arbitration Act 1950 and 1979.


For the avoidance of doubt, I should confirm that the shares allocated to you under the Company's Restricted Share Scheme will vest on 1 January 1997 and, subject to clause (n) above, you will be free to dispose of them. The Company will pay your reasonable legal and accounting costs incurred in connection with this Agreement subject to a maximum amount in aggregate of (pound)10,000 exclusive of VAT and receipt by the Company of invoice(s) in respect of the same addressed to you but expressed to be payable by the Company.


No doubt you will wish to consider, and take advice in relation to the terms proposed. Once you have decided if you wish to accept our proposals, please sign and return the copy of this letter enclosed for this purpose.





I confirm my agreement to the above.

Signed: /s/ Alan Michels                                      dated: 12/23/96
        ---------------------------

I look forward to hearing from you.


Yours sincerely

/s/ Cob Stenham
-------------------


For and on behalf of
TELEWEST COMMUNICATIONS PLC


Signed: /S/ B. M. Maise
        -------------------------
For and on behalf of
US WEST OVERSEAS OPERATIONS INC.,


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                                  ATTACHMENT A


As provided in your Assignment Letter, and as calculated by our benefits department, you are entitled to the following pay-outs or other options under the terms of the U S WEST Benefits Plans in which you have participated:

1. PENSION - You are vested in the U S WEST Pension Plan. The Qualified pension benefit on a straight life basis, is $14,231/year payable at age 65. You also are eligible to receive lump sum distributions of your Nonqualified and Mid-Career pension benefits. The Nonqualified lump sum pension benefit is estimated to be $61,293. The Mid-Career lump sum pension benefit is estimated to be $62,770. These lump sum amounts are payable on October 18, 1996 or the next available date after the effective date of this Agreement but must be paid before December 31, 1996. The lump sum distributions are taxable upon distribution and are not eligible to be rolled over into a qualified retirement plan. The Nonqualified and Mid-Career estimates were based on a termination date of July 31st and a discount rate of 4.58%.

2. EXECUTIVE LIFE INSURANCE - Your Basic Executive Life Insurance coverage ended at the end of August, 1996. However, you have several options available regarding the Executive Supplemental Life Insurance. They are as follows:

          a) If you do not wish to purchase the policy for approximately $28,704, you may return the supplemental policy with no further obligation. You will receive the difference between the purchase price (approximately $28,704) and cash value (approximately $29,684).

          b) If you wish to purchase the policy under any of the options described below, you will have to pay approximately $28,704 to U S WEST. The options available are:

               i) maintain the death benefit at $538,000 - This option would require approximate annual premium contributions by you of $3,123/year through 2014 based on current interest and mortality assumption, or

               ii) decrease the death benefit to $240,000 - This option would require no further premium contributions by you based on current interest and mortality assumptions.

YOU MUST NOTIFY U S WEST OF YOUR INTENT UNDER ANY OF THE ABOVE DESCRIBED OPTIONS WITHIN 60 DAYS OF YOUR TERMINATION DATE. U S WEST WILL WAIVE THIS REQUIREMENT UPON YOUR REQUEST.

3. HEALTHCARE - You will receive information on your options to maintain health care coverage under COBRA from COBRAServ. U S WEST will compensate you for twelve months of COBRA payments or will make these payments directly, at its choice. You are responsible to elect COBRA coverage directly, in accordance with the information you will receive from COBRAServ.

4.       DISABILITY - Coverage ends on the last day of employment.

5. SAVINGS PLAN - You may either roll your taxable balance over into another plan or leave your balance intact in the Plan. For balance information, you may contact Banker's Trust on 800-729-PLAN (in the US) or 615-835-3700 (international). You will need your PIN number in order to access the system.

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6. DEFERRED COMPENSATION - You have a balance of $23,005.80 as of 7-15-96. This amount will continue to accrue interest through the payment date. This account will be paid in a lump sum by March 15, 1997, pursuant to the terms of the deferred compensation plan. This amount is not eligible for rollover into a tax qualified retirement plan.

7. STOCK OPTIONS - You have the opportunity to exercise vested stock options pursuant to the terms of your Non-Incentive Stock Option Agreements dated August 7, 1992, December 4, 1992, and October 8, 1993. Your options on 4,500 shares of Media and Communications group stock did not vest before your termination date, and therefore, are forfeited. Our records indicate that, as of September 10, 1996, you had the opportunity to exercise options on 6,000 shares of vested grants in Media group stock. Pursuant to the terms of your Agreements, your options must be exercised within 90 days of your termination date. U S WEST will waive this requirement.

YOU WILL BE RESPONSIBLE FOR ANY U.S. TAX OBLIGATIONS YOU INCUR AS A RESULT OF THE ABOVE DESCRIBED BENEFITS.